Exhibit 10.9

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

KNOW-HOW LICENSE AGREEMENT

This know-how license agreement (“Agreement”), made as of this 24th day of January 2022 (the “Effective Date”), is by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905 (“MAYO”), and Viewpoint Molecular Targeting Inc., a Delaware Corporation, having a place of business at 2500 Crosspark Road, E116, Coralville, IA 52241 (“COMPANY”), each may be referred to as a “Party,” and collectively as the “Parties.”

WHEREAS, MAYO has experts in the medical technology field that have know-how in the form of knowledge and information that is not generally in the public domain that would be very useful to other parties that lack such know-how;

WHEREAS, COMPANY sees value in MAYO’s know-how and desires to obtain and use such know-how to advance the COMPANY’s own product development and product testing efforts;

WHEREAS, MAYO desires to make such know-how available for the development and commercialization of products, services, methods and processes for COMPANY’S use and benefit;

WHEREAS, COMPANY possesses proprietary know-how, technology and products relating to its development and commercialization of devices, pharmaceutical drugs, reagents and diagnostic agents for diagnostic imaging and therapy for cancer; and

WHEREAS, MAYO is willing to grant and COMPANY is willing to accept a royalty-free license under MAYO’s rights in its know-how and technology for the purpose of developing, commercializing and otherwise exploiting such know-how and technology in connection with COMPANY’s products, services, methods, processes and technology.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01

For MAYO, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent Mayo Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic. MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, LLC; Mayo Clinic Hospital, Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities.

For COMPANY, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, COMPANY. For purposes of this definition, “control” means ownership of: (a) more than fifty percent (50%) or the maximum percentage, if less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities of such entity; or (b) more than fifty percent (50%) of the decision-making authority of such entity.

1.02

“COMPANY Drug Product” shall mean any product, service, method or process owned or controlled by COMPANY or its Affiliates, whether approved for sale or subject to ongoing research and development or otherwise, that comprises in whole or in part (a) an article recognized in the official United States Pharmacopoeia or official National Formulary or any supplement to any of the foregoing; (b) an article intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans or animals; (c) an article (other than food) intended to affect the structure or any function of the body in humans or animals; (d) an article intended for use as a component of any article specified in the foregoing clauses (a), (b) or (c); or (e) any formulation of any of the foregoing; provided, that COMPANY Drug Product shall not include, for the avoidance of doubt, any device (as the term “device” is defined at 21 U.S. Code § 321(h)(1) as may be amended from time to time).

1.03

“Confidential Information”: all proprietary, unpublished or nonpublic information, or materials including, but not limited to, written, oral or virtually presented information, information provided in any other media (including electronic media), products, designs, drawings, trade secrets, financial information, specifications, algorithms, processes, procedures, research plans, protocols, development plans, commercialization plans, software code, equipment, devices, databases and other tangible or intangible materials provided by one Party or its Affiliates directly or indirectly to the other Party or its Affiliates under this Agreement, or which is observed by a Party while on the other Party’s premises in connection with this Agreement. Confidential Information does not include any information or material that receiving party provides contemporaneous documentary evidence is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known or becomes publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality with respect to such information or material; or (d) independently developed by employees or other personnel of the receiving party without knowledge of or access to any Confidential Information. Know-How that is not severable from or otherwise incorporates COMPANY’s Confidential Information will be considered Confidential Information of COMPANY. For clarity, this definition includes Confidential Information disclosed to a Party or its Affiliates prior to the Effective Date and/or during the Term.

1.04	“Effective Date”: Date of last signature of this Agreement by duly authorized representatives of each Party.

1.05	“End User”: a customer of COMPANY that purchases and uses Licensed Technology Products.

1.06

“Field”: the treatment, diagnosis or prevention of any cancer in humans or animals by utilizing any Medical Information Technology directly or indirectly in connection with the administration or delivery in situ of the applicable diagnostic, therapeutic or theranostic pharmaceutical agent to patients for such treatment, diagnosis and/or prevention purposes.

1.07

“Foreground Patent Rights”: patent applications filed by the COMPANY or MAYO on inventions arising as a result of the MAYO Investigator providing any Know-How to COMPANY and for which the MAYO Investigator is a named inventor including any provisionals, divisionals, continuations therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing. MAYO Investigator(s) must assign their rights in any inventions to MAYO. COMPANY shall not acquire any intellectual property rights directly from any MAYO Investigator(s) under this Agreement. For the avoidance of doubt, any such patent applications or any patents issuing therefrom on which the MAYO Investigator is not a named inventor shall not be deemed Foreground Patent Rights.

1.08	“Distributor”: a third party which purchases Licensed Technology Products from COMPANY for the purpose of re-selling, selling and/or distributing such Licensed Technology Products to End Users.

1.09

“Know-How”: all knowledge, and information, including, without limitation, research and development information, written materials, unpatented inventions or discoveries, trade secrets, know-how, specifications, formulae, protocols, processes, procedures, improvements, modifications, enhancements, tangible or intangible materials and supportive information disclosed or provided to COMPANY or its Affiliates by the MAYO Investigator in the Field, whether in oral, written, graphic, electronic form or any other form, and owned and/or controlled by MAYO or its Affiliates as of the Effective Date or at any point during the Term, in each case, to the extent it is necessary or useful for the research, development, manufacture, commercialization or other exploitation of a Licensed Technology Product (MAYO file #2022-072). For clarity, this definition includes Know-How that was communicated or otherwise provided by the MAYO Investigator to COMPANY prior to the Effective Date and/or that is communicated or otherwise provided by the MAYO Investigator to COMPANY during the Term.

1.10

“Licensed Technology Product”: any product, service, method or process that incorporates in whole or in part or otherwise directly or indirectly utilizes any Medical Information Technology owned or controlled by MAYO or its Affiliates in the Field whereby the research, development, manufacture, use, sale, offer for sale or importation of which (a) is described by a pending claim of the Foreground Patent Rights or any Licensed Patents; (b) is covered by an issued claim of the Foreground Patent Rights or any Licensed Patents; or (c) incorporates, uses, was derived from, identified by, validated or developed in whole or in part using any Know-How; provided, that Licensed Technology Product shall not include any COMPANY Drug Product.

1.11	“MAYO Investigator”: Geoffrey B. Johnson, M.D., Ph.D.

1.12

“Medical Information Technology” means any (a) software (including without limitation any software application, software tool, software-as-a-service or other software installed on a device or machine or hosted in a cloud computing environment) or (b) imaging device, sensor, computing device, hardware, machine, instrument, instrumentation, apparatus, implement, equipment, technology infrastructure, digital technology, artificial intelligence, machine learning algorithm or other technology-mediated algorithm, technology-mediated data analytics, database, data lake, internet of things device or other device utilizing software or other information technology, in each case of sub-clause (a) and sub-clause (b) to the extent such technology is utilized directly or indirectly in connection with the treatment, diagnosis or prevention of diseases or other medical conditions in humans or animals.

1.13	“Sublicensee”: any third party (other than an Affiliate of COMPANY) to which COMPANY grants a sublicense under the License (as defined in Section 2.01 below) including a Distributor, as applicable.

1.14	“Term”: Defined in Section 10.01.

Article 2.00 - Grant of Rights

2.0l         GRANT TO COMPANY. Subject to the terms and conditions of this Agreement, MAYO, on behalf of itself and its Affiliates, hereby grants to COMPANY and its Affiliates during the Term of this Agreement: (a) an option to negotiate an exclusive or nonexclusive license to the Foreground Patent Rights, if any, to make, have made, use, offer for sale, sell, have sold and import Licensed Technology Products; and (b) a non-exclusive, royalty-free, fully paid-up, perpetual, world-wide right and license, with the right to sublicense (through multiple tiers of sublicense), under all rights, title and interest owned or controlled by MAYO or its Affiliates in or to any Know-How in the Field to research, develop, make, have made, use, offer for sale, sell, have sold, and import Licensed Technology Products (the “License”) including in connection with the administration, delivery or other use of COMPANY Drug Products.

2.02        KNOW-HOW ACCESS. For the Know-How Transfer Term, MAYO will provide reasonable access to the MAYO Investigator to transfer Know-How to COMPANY at regular intervals (as mutually agreed by the Parties) during the Term of this Agreement, but in no event shall MAYO be required to provide any  Know-How in tangible form if it does not exist in tangible form as of the Effective Date or during the Term. COMPANY will have the right to reduce any Know-How to tangible form; provided, that such tangible form shall itself be considered Know-How as defined in this Agreement. For avoidance of any doubt, all fees, expenses and costs related to the transfer of the Know-How to COMPANY hereunder (including without limitation the time MAYO Investigator spends transferring the Know-How) will be borne solely by MAYO and not the COMPANY. In the event that MAYO Investigator is unwilling or unable to fulfill the obligations under this Agreement, MAYO will use commercially reasonable efforts to find a replacement with similar experience and skill in the event COMPANY requests in writing that MAYO find such replacement to undertake MAYO’s obligations under this Agreement. Any such replacement shall be subject to the consent of COMPANY, not to be unreasonably withheld.

2.03         RESERVATION OF RIGHTS. All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Know-How and Foreground Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Know-How in connection with the educational, research and clinical programs of MAYO, MAYO’s Affiliates, including MAYO’s reference laboratory and Mayo Collaborative Services, LLC, Mayo Clinic Platform, and the Mayo Clinic Care Network. COMPANY agrees to comply with the provisions of the Bayh-Dole Act, to the extent applicable, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements.

2.04         NO OTHER RIGHTS GRANTED; INTELLECTUAL PROPERTY; DISCLOSURE OF AND OPTION TO FOREGROUND PATENT RIGHTS.

(a)         This Agreement does not grant any right, title or interest outside the Field or any right, title or interest in or to any other tangible or intangible property right of MAYO or its Affiliates, including but not limited to any patent rights, know-how or material or any improvements thereon, that is not expressly stated in Sections 2.01 (Grant) and 2.02 (Know-How Access) (collectively, “MAYO Retained Rights”). All MAYO Retained Rights are expressly reserved by MAYO, and COMPANY agrees that in no event will this Agreement (i) exhaust any MAYO patent rights included in the MAYO Retained Rights, or (ii) be construed as a sale, an assignment or an implied license by MAYO or its Affiliates to COMPANY of any tangible or intangible property rights included in the MAYO Retained Rights.

(b)         Inventorship with respect to new inventions, improvements and/or intellectual property will be determined in accordance with applicable law. MAYO will promptly disclose to COMPANY any Foreground Patent Rights (if any) as they arise from time to time during the term of this Agreement. COMPANY will have the option to obtain an exclusive and/or non-exclusive license in one or more countries worldwide to any Foreground Patent Rights, exercisable upon written notice to MAYO. The exercise of the option will obligate the parties to negotiate the terms of such license in good faith for a period of not less than ninety (90) days (unless such license agreement is negotiated and duly executed by the Parties within such 90-day period).

(c)         Notwithstanding anything otherwise to the contrary, this Agreement does not grant MAYO, nor MAYO Investigator nor any Affiliates of MAYO, any right, title or interest in or to any intellectual property rights owned, licensed or otherwise controlled by COMPANY, including without limitation any rights in or to any COMPANY Drug Product, COMPANY’S Medical Information Technology or COMPANY’s Confidential Information.

2.05          Protocol Steering Committee.

(a)         COMPANY and MAYO and MAYO Investigator shall use commercially reasonable efforts to establish a protocol steering committee (“Protocol Steering Committee” or “PSC”) within thirty (30) days following the Effective Date of this Agreement. The PSC shall include representatives from each Party and shall provide a forum for the Parties to discuss and agree upon any applicable research and development plans, research protocols and results arising from any research efforts undertaken hereunder in connection with the collaboration between the Parties under this Agreement to research and develop Licensed Technology Products. The Parties shall establish a schedule of meetings and other applicable procedures in connection with PSC meetings to enable the PSC to meet not less frequently than once per each calendar quarter during the Know-How Term of this Agreement or with such greater frequency as the Parties may mutually agree upon. For the Term, subject to MAYO policies and as long as the MAYO Investigator is an employee of MAYO, the MAYO Investigator shall participate on the PSC by teleconference or in person.

(b)         COMPANY shall compensate MAYO for the MAYO Investigator’s role on the PSC at the hourly rate of [**] for a total not to exceed [**] in the aggregate accrued for any given 12-month period of the Term. It is understood and agreed between the Parties that the MAYO Investigator will not be required to expend more than a maximum of forty (40) hours (“Service Time”) per 12-month period of the Term in his participation on the PSC. COMPANY shall pay MAYO the hourly rates set forth for travel time, provided said travel time has been requested and approved in advance by COMPANY. Said travel time shall be paid at [**] per hour up to a maximum of eight (8) hours each way for domestic travel and up to a maximum of twelve (12) hours each way for international travel. Travel time will be included in the calculation of Service Time. COMPANY agrees to reimburse MAYO for MAYO's actual reasonable travel and lodging expenses related to travel required for the MAYO Investigator 's participation on the PSC. All such travel must be at COMPANY'S prior written request. All travel and lodging expenses shall be governed by and subject to COMPANY's travel policies as made known to MAYO and the MAYO Investigator from time to time. COMPANY shall not make any advances for travel expenses. COMPANY also agrees to reimburse MAYO for, miscellaneous, reasonable out-of-pocket expenses related to approved travel, such as ground transportation and modest meals, subject to receipt of reimbursement requests by COMPANY's compliance department within forty-five (45) days and review of such expenses by COMPANY's compliance department. COMPANY shall pay all expense reimbursement requests within forty-five (45) days after receipt. MAYO will provide documentation reasonably acceptable to COMPANY in connection with a request for reimbursement of travel and/or out-of-pocket expenses.

2.06         LIMITED SUBLICENSES. Any sublicense by COMPANY shall be to a Distributor or Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as COMPANY herein, or such sublicense shall be null and void. Subject to COMPANY’s obligations of confidentiality to a third party, COMPANY will provide MAYO with a redacted copy of each sublicense agreement promptly after execution thereof solely for the purpose of enabling MAYO to verify that such sublicense agreement complies with the applicable requirements set forth herein. COMPANY shall use commercially reasonable efforts to ensure the compliance of such Distributor and Sublicensees with the terms and conditions of this Agreement relating to the applicable sublicense(s) granted pursuant to Section 2.01 hereunder. COMPANY is responsible for the performance of all Distributor and Sublicensees as if such performance were carried out by COMPANY itself. COMPANY shall seek to use commercially reasonable efforts to ensure that each such sublicense agreement under Section 2.01 shall name MAYO as a third party beneficiary solely with respect to the rights and obligations set forth therein solely relating to the sublicense granted to such Sublicensee thereunder. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegable or assignable without the prior written approval of MAYO (such approval not to be unreasonably withheld, conditioned or delayed) or such further sublicensing, delegation or assignation shall be null and void.

Article 3.00 – Equity

3.01         CONSIDERATION – COMMON STOCK. In full consideration for the rights granted herein, COMPANY will, within thirty (30) days of the Effective Date, issue to Mayo Clinic [**] shares of COMPANY’S $0.0001 par value per share common stock (the “COMPANY EQUITY” and, the “ISSUANCE”). The ISSUANCE shall occur pursuant to, and MAYO’s receipt and ownership of the COMPANY EQUITY shall be subject to, the terms, conditions and restrictions set forth in a Common Stock Purchase Agreement in the form of Exhibit A hereto. The Parties agree that (a) the value of the COMPANY EQUITY as of the date of issuance is [**] ([**]), (b) the COMPANY EQUITY is solely for the License under Section 2.01 licensed hereunder to COMPANY and is not for compensation to MAYO for the time MAYO Investigator spent transferring the Know-How and/or participating on the PSC, which compensation is as specifically set forth separately in Section 2.05(b) above, and (c) except to the extent otherwise required by applicable mandatory law, no Party will take any position, whether in connection with income taxes or otherwise, inconsistent with the forgoing clauses (a) and (b). The Parties agree that the consideration payable under this Agreement, including, without limitation, those provided for under Section 2.05(b) and this Section 3.01, represent fair market value for intellectual property (including the licenses and rights granted to COMPANY hereunder) and participating in the PSC and were negotiated in an arms-length transaction.

3.02           U.S. CURRENCY. All payments to MAYO under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars.

3.03          TAXES. COMPANY is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any applicable taxing authority of competent jurisdiction on COMPANY: (a) by reason of the performance by MAYO of its obligations under this Agreement; or (b) based on the rights granted herein. If necessary, COMPANY will, at MAYO’s reasonable request and expense, assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise. Notwithstanding anything otherwise to the contrary, (a) COMPANY shall have no obligation of any kind to pay any income taxes on behalf of MAYO or MAYO Investigator in connection with this Agreement; (b) COMPANY shall not be deemed an employer of MAYO Investigator or any other personnel of MAYO; and (c) COMPANY shall have no obligation of any kind to pay any taxes of any kind on behalf of MAYO or otherwise in connection with the grant of any equity pursuant to Section 3.01 above or any disposition of such equity by or on behalf of MAYO.

Article 4.00 - [INTENTIONALLY OMITTED]

Article 5.00 - [INTENTIONALLY OMITTED]

Article 6.00 - Intellectual Property Management

6.01         CONTROL. MAYO shall have sole control over the protection, defense, enforcement, maintenance, abandonment and other handling of the Know-How. MAYO will have no liability to COMPANY for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, or other handling of the Know-How. If COMPANY exercises its option to license the Foreground Patent Rights and such license is in effect, COMPANY shall have the first right, but not the obligation, to file, prosecute, maintain, enforce and defend any Foreground Patent Rights.

6.02         THIRD PARTY LITIGATION. In the event a third party institutes a suit against COMPANY for infringement of such third party’s intellectual property involving a Licensed Technology Product, COMPANY will promptly inform MAYO and keep MAYO regularly informed of the proceedings. COMPANY agrees to indemnify, defend and hold harmless MAYO for any third party claims, demands or law suits to the extent arising from COMPANY’s infringement of such third party’s intellectual property related to a Licensed Technology Product; provided, that COMPANY shall have no obligation to indemnify, defend or hold MAYO harmless with respect to any claims, demands or law suits to the extent arising from MAYO’s gross negligence or willful misconduct.

Article 7.00 – Use of Name

7.01         USE OF NAME AND LOGO. Neither Party will use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of the other Party or its Affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any employee or agent of the other Party, without that Party’s prior, written, express consent. A Party may withhold such consent in that Party’s absolute discretion. MAYO’s marks include, but are not limited to the terms “MAYO®,” “MAYO Clinic®” and the triple shield MAYO logo. With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the e-mail address BusinessRelations@mayo.edu at least ten (10) business days prior to the date on which a response is needed.

Article 8.00 - Confidentiality

8.01         TREATMENT OF CONFIDENTIAL INFORMATION . Except as provided for in Section 8.02 (Right to Disclose), neither Party will disclose, use or otherwise make available the other’s Confidential Information during the Term and for five (5) years thereafter and will use at least the same degree of care it employs to protect its own Confidential Information but in no case less than a reasonable degree of care. For clarity, COMPANY Confidential Information disclosed to MAYO Investigator will be considered Confidential Information of COMPANY and subject to MAYO’s obligations of confidentiality and restricted use as set forth under this Agreement.

8.02         RIGHT TO DISCLOSE.

(a)         To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, COMPANY may disclose Confidential Information of MAYO to its Sublicensees, Distributor, consultants, and outside contractors on the condition that each such entity or person agrees to obligations of confidentiality and non-use at least as stringent as those herein. In addition, COMPANY will be permitted to disclose Confidential Information to actual and/or potential owners, investors, licensees, partners, vendors, acquirors, and agents, in each case, to the extent such third parties are subject to confidentiality obligations that are substantially similar to those contained in this Agreement.

(b)    To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, MAYO may disclose Confidential Information of COMPANY to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(c)    If a Party is required by law, regulation (including, without limitation, the rules of a security exchange on which its or an Affiliate’s shares are traded) or court order to disclose any of the Confidential Information , it will have the right to do so, provided it: (i) promptly notifies the disclosing Party; and (ii) reasonably assists the disclosing Party to obtain a protective order or other remedy of disclosing Party’s election and at disclosing Party’s expense, and only disclose the minimum amount necessary to satisfy such obligation.

8.03         CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence of this Agreement will not be Confidential Information and the Parties may state that COMPANY is licensed under the Know-How.

Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.01         REPRESENTATIONS AND WARRANTIES OF COMPANY. COMPANY warrants and represents to MAYO that:

(a)         it is experienced, or has staff with experience, with respect to the undertakings contemplated under this Agreement;

(b)         it has independently evaluated MAYO, the Know-How, and the MAYO Investigator and the applicability or utility in COMPANY’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO that is not otherwise expressed in this Agreement, and makes such determination at COMPANY’s own risk;

(c)          it now maintains and will continue to maintain throughout the Term insurance coverage as set forth in Section 9.03 (Indemnification and Insurance) and that such insurance coverage sufficiently covers the COMPANY’s obligations under this Agreement;

(d)          the execution and delivery of this Agreement has been duly authorized by the COMPANY and no further approval, corporate or otherwise, is required in order for the COMPANY to execute this binding Agreement;

(e)          it shall comply and require its Distributor and Sublicensees to comply with all applicable supranational, national, federal and state and local laws, ordinances and regulations in its performance of its obligations under this Agreement; and

(f)          its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.02         REPRESENTATIONS AND WARRANTIES OF MAYO. MAYO represents and warrants to COMPANY that:

(a)

it has secured as of the Effective Date, and shall maintain during the Term of this Agreement, all necessary rights to meet its obligations under this Agreement, including, without limitation, the Know-How and the rights granted to COMPANY and its Affiliates under Section 2.01;

(b)	it will not, and to Mayo Clinic Ventures’ knowledge as of the Effective Date, it has not, granted any rights that are inconsistent with those contained herein;

(c)	it is experienced, or has staff with experience, with respect to the undertakings contemplated under this Agreement;

(d)	the execution and delivery of this Agreement has been duly authorized by MAYO and no further approval, corporate or otherwise, is required in order for MAYO to execute this binding Agreement;

(e)

it shall comply and require its Distributor with all applicable supranational, national, federal and state and local laws, ordinances and regulations in its performance of its obligations under this Agreement; and

(f)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.03         DISCLAIMERS.

(a)         EXCEPT AS PROVIDED IN SECTION 9.02, EACH PARTY HAS NOT MADE AND DOES NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, REGARDING THE KNOW-HOW (IN THE CASE OF MAYO) AND CONFIDENTIAL INFORMATION (IN THE CASE OF EACH PARTY), INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE KNOW-HOW AND CONFIDENTIAL INFORMATION; AND

(b)         KNOW-HOW AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND “WITH ALL DEFECTS,” AND EACH PARTY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST THE OTHER PARTY FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE KNOW-HOW (IN THE CASE OF MAYO) AND CONFIDENTIAL INFORMATION (IN THE CASE OF EACH PARTY); AND EXCEPT AS PROVIDED IN SECTION 9.02, EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE KNOW-HOW (IN THE CASE OF MAYO) AND CONFIDENTIAL INFORMATION (IN THE CASE OF EACH PARTY) OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED TECHNOLOGY PRODUCTS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS; AND NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR EITHER PARTY TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE KNOW-HOW (IN THE CASE OF MAYO) AND CONFIDENTIAL INFORMATION (IN THE CASE OF EACH PARTY).

(c)         IN NO EVENT WILL EITHER PARTY’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MAYO’S TOTAL LIABILITY SHALL NOT EXCEED THE TOTAL AMOUNT OF COMPENSATION (INCLUDING AS EQUITY PURSUANT TO SECTION 3.01 ABOVE) THAT HAS ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST MAYO THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

9.04         INDEMNIFICATION AND INSURANCE.

(a)         COMPANY will defend, indemnify and hold harmless MAYO, MAYO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“MAYO Indemnitees”) from any and all third party claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (i) the practice or exercise of any rights granted hereunder by or on behalf of COMPANY or any Sublicense or Distributor; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Technology Products; and (iii) any act or omission of COMPANY or any Sublicense or Distributor hereunder, including the negligence or willful misconduct thereof or breach of Section 11.05 (Anti-Corruption Compliance); provided that, COMPANY shall have no obligation MAYO to the extent that a third party claim arises from or relates to (i) compensation due to MAYO Investigator in connection with the licenses or equity grants under this Agreement, and/or (iii) MAYO’s fraud, gross negligence, willful misconduct, and/or material breach of this Agreement. MAYO and MAYO’s Affiliates shall have no obligation to indemnify COMPANY hereunder.

(b)         As a condition to any indemnification provided in this Section 9.04(b) the MAYO Indemnitee seeking indemnification will notify the other COMPANY within ten (10) business days after receipt of written notice of any claim for which the MAYO Indemnitee intends to seek indemnification hereunder, except that the COMPANY shall not be released from this indemnity obligation if the failure to notify COMPANY within such period of ten (10) business days does not materially prejudice the defense of such claim or suit. MAYO and any such MAYO Indemnitee shall reasonably cooperate fully with COMPANY and/or its insurers in the defense of such claim and reasonably provide all such information and documentation as may be reasonably requested by COMPANY and/or its insurers relating thereto. COMPANY shall have the right to select defense counsel, and to direct the defense or settlement of any such claim, provided that COMPANY shall not settle any claim to which MAYO is party without the prior written consent of MAYO, such consent not to be unreasonable conditioned, delayed or withheld.

(c)         COMPANY will carry occurrence-based liability insurance to cover its obligations under this Agreement including products liability and contractual liability during the Term with such amount being at least FIVE MILLION DOLLARS (US $5,000,000). In addition, such policy will name MAYO and Mayo Clinic as additional-named insureds. The minimum limits of any insurance coverage required herein shall not limit COMPANY’s liability hereunder.

9.05         PROHIBITION AGAINST INCONSISTENT STATEMENTS. Neither Party shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that conflict with any disclaimer or limitation included in this section or any other provision of this Agreement. Neither Party shall settle any matter or undertake any action in connection with such matter that will incur liability for the other Party or require such other Party to make any admission of liability without such other Party’s prior written consent relating thereto.

Article 10.00 - Term and Termination

10.01         TERM. This Agreement begins on the Effective Date and remains in effect for so long as COMPANY is researching, developing, making, using or selling Licensed Technology Products that incorporate Know-How (the “Term”) unless mutually extended by the Parties or unless early terminated pursuant to this Article 10; provided, that MAYO’s Investigator’s obligations to transfer Know-How to COMPANY shall expire upon the second anniversary of the Effective Date (the “Know-How Transfer Term”) unless otherwise extended by mutual written agreement of the Parties; provided further, that the rights and licenses granted to COMPANY under Article 2 of this Agreement shall survive any expiration or termination of this Agreement; except, that any termination of this Agreement under Section 10.02 by MAYO for an uncured material breach by COMPANY, Section 10.03 by MAYO or Section 10.04 by MAYO shall result in an immediate termination of such rights and licenses, and COMPANY shall immediately cease any use of the Know-How and Mayo Confidential Information in the event of such termination by MAYO under Sections 10.02, 10.03 or 10.04.

10.02         TERMINATION FOR BREACH.         If COMPANY commits a material breach of this Agreement, including without limitation, the failure to make any required fee payments hereunder, MAYO will notify COMPANY in writing of such breach by specific reference to the applicable breached obligations in the applicable Sections of this Agreement and COMPANY will have sixty (60) days after such notice to cure such breach to MAYO’s reasonable satisfaction. If COMPANY fails to use reasonable efforts to timely cure such breach, MAYO may, at its sole discretion, terminate this Agreement in whole or in part by sending COMPANY written notice of termination. If MAYO commits a material breach of this Agreement, COMPANY will notify MAYO in writing of such breach and MAYO will have sixty (60) days after such notice to cure such breach to COMPANY’s reasonable satisfaction. If MAYO fails to cure such breach, COMPANY may, at its sole discretion, terminate this Agreement in whole by sending MAYO written notice of termination.

10.03      TERMINATION FOR SUIT. MAYO does not provide Know-How to entities that bring suit against MAYO or its Affiliates and as such, MAYO may terminate this Agreement upon 30 days written notice thereof to COMPANY if COMPANY brings any action or proceeding against MAYO or its Affiliates. Notwithstanding the foregoing, COMPANY may bring suit under or in connection with this Agreement and/or any other agreement that it has with MAYO and/or any MAYO Affiliate for a material breach by MAYO without giving rise to a right to terminate by MAYO under this Agreement.

10.04       INSOLVENCY OF COMPANY. This Agreement terminates immediately without an obligation of notice to COMPANY in the event an Insolvency Event occurs. An “Insolvency Event” shall mean COMPANY (a) shall file, or have filed against it, a petition under any applicable bankruptcy or insolvency law where such petition is not dismissed or vacated, (b) makes a general assignment of all or substantially all of its assets for the benefit of creditors, (c) permits the appointment of a receiver for its business or assets or (d) avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors. Following such automatic termination, MAYO shall provide written notice to COMPANY.

10.05        TERMINATION FOR CONVENIENCE. COMPANY shall have the right to terminate this Agreement upon not less than ten (10) days’ written notice to MAYO.

10.0        SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. All Confidential Information of COMPANY shall be returned or destruction certified, at COMPANY’s election as then communicated in writing by COMPANY to  MAYO. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Section 2.01 (other than in the event of a termination of this Agreement under Section 10.02 by MAYO for an uncured material breach by COMPANY, Section 10.03 by MAYO or Section 10.04 by MAYO) , Section 2.03 (Reservation of Rights), 2.04 (No Other Rights Granted; Intellectual Property), 2.06 (Sublicenses), Sections 4.02 (Accounting), 9.04 (Indemnification and Insurance), 10.05 (Termination for Convenience), 10.06 (Survival), 11.05 (Anti-Corruption Compliance), and Articles 7 (Use of Name), 8 (Confidentiality) and 11 (General Provisions).

Article 11.00 - General Provisions

11.01        AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to this Agreement.

11.02        CONSTRUCTION. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party.

11.03       ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties with respect to the subject matter  hereof.

11.04         EXPORT CONTROL. The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this Agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list. Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons. In the event either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violations, and reasonably cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

11.05         ANTI-CORRUPTION COMPLIANCE. The Parties, their Affiliates, and any Sublicensee, shall conduct themselves in an ethical, lawful, businesslike and professional manner in performance of this Agreement and shall comply with all applicable laws, regulations and directives that may apply to them in the United States or elsewhere. Without limiting the foregoing and for avoidance of doubt, MAYO and COMPANY, and any Sublicensee, shall obey all applicable laws or regulations in all applicable jurisdictions and shall also obey the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 USC §§ 78dd-1, et seq.) and any similar applicable anti-bribery provisions, laws or regulations. Each Party shall reasonably assist the other Party(ies) to assure such compliance at all times during the term of this Agreement. Either Party’s or any Sublicensee’s failure to adhere to the requirements of this section shall be grounds for the other Party to terminate this Agreement immediately for cause.

11.06         GOVERNING LAW AND JURISDICTION. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles. This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply.

11.07         HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.08         INDEPENDENT CONTRACTORS. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. Neither Party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the Parties.

11.09         INDUCEMENT OF REFERRALS. It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that COMPANY or its staff refer patients to MAYO for products or services. No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.10         LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Technology Products may be used.

11.11         ASSIGNMENT. Neither Party may assign its rights hereunder to any third party without the prior written consent of the other Party (such consent not to be unreasonably withheld, denied or delayed); provided, that a Party may assign its rights without the prior written consent of the other Party: (i) to any Affiliate or other entity that controls, is controlled by or is under common control with such Party; (ii) in connection with the sale of all or substantially all of its assets; (iii) to the surviving entity in any merger or consolidation; (iv) to the acquiring party in connection with a change of control of COMPANY. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

11.12         NOTICES. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

To MAYO:	Mayo Foundation for Medical Education and Research
Mayo Clinic Ventures – BB4
200 First Street SW
Rochester, Minnesota 55905-0001
Attn: Ventures Operations
Phone: (507) 293-3900
Facsimile: (507) 284-5410
Email: [**]
Fed Tax ID: 41-1506440

To COMPANY:
Fed Tax ID: 26-3526327
Legal Contact:
Viewpoint Molecular Targeting Inc.
2500 Crosspark Road, E116
Coralville, IA 52241
Attn: Frances L. Johnson, MD, CEO
Phone: 319-665-2150
Email: Frances Johnson, MD < [**] >

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either Party may change its address or facsimile number by giving written notice in compliance with this section.

11.13         COUNTERPARTS. This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy, facsimile, or electronic signatures of such Party’s authorized representative hereto.

11.14         RESEARCH AND CLINICAL TRIALS. The Parties acknowledge that any COMPANY sponsored research or clinical trial at MAYO is or will be subject to a separate negotiated agreement consisting of a defined protocol, associated budget and any terms and conditions that may be agreed by the parties or otherwise required by law or MAYO policy.

11.15         SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.16         WAIVER. The failure of either Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

Mayo Foundation for Medical Education and Research		Viewpoint Molecular Targeting, Inc.

By:	/s/ Julie A. Henry	By:	/s/ Frances L. Johnson, MD
	Name: Julie A. Henry		Name: Frances L. Johnson, MD
	Title: Sr. Director, Department of Business Development		Title: Chief Executive Officer

Date:	February 22, 2022	Date:	February 22, 2022

EXHIBIT A

COMMON STOCK PURCHASE AGREEMENT